Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

June 26, 2015

Ecopetrol S.A.,

Carrera 13, #36-24, Piso 7,

Bogotá, Colombia.

Ladies and Gentlemen:

We are acting as New York counsel to Ecopetrol S.A., a Colombian mixed economy company (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Act”) and sale of $1,500,000,000 principal amount the Company’s 5.375% Notes due 2026 (the “Securities”). The securities are being sold under the Company’s Registration Statement on Form F-3ASR (No. 333-190198), filed with the U.S. Securities and Exchange Commission on July 26, 2013, pursuant to the Prospectus dated June 23, 2015, as supplemented by the Prospectus Supplement dated June 23, 2015. As such United States counsel, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

In rendering the foregoing opinion we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement, the Prospectus or the Prospectus Supplement regarding the Company, the Securities or the offering and sale of the Securities. In addition, in rendering the foregoing opinion, we are expressing no opinion as to United States Federal or state laws relating to fraudulent transfers.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Ecopetrol S.A.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, without independent verification, that the Indenture has been duly authorized, executed and delivered by the Trustee and by the Company insofar as Colombian law is concerned, that the Securities constitute valid and legally binding obligations of the Company under the laws of Colombia, that the Trustee’s certificates of authentication of the Securities have been manually signed by one of the Trustee’s authorized officers, that the Notes have been delivered against payment as contemplated in the Registration Statement and that the signatures on all documents examined by us are genuine. With respect to all matters of Colombian law, we understand that you are relying upon the opinion, dated the date hereof, of Brigard & Urrutia S.A.S.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the Prospectus and the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP